Exhibit 99

MEREDITH CORPORATION
FISCAL 2011 FIRST QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell
Good morning and thanks everyone for joining us. We'll begin the call this morning with comments from our Chairman and Chief Executive Officer, Steve Lacy; and our Chief Financial Officer, Joe Ceryanec. Then we'll turn the call over to questions. Also on the line this morning are Paul Karpowicz, President of our Local Media Group, and Tom Harty - who's joining this call for the first time as President of our National Media Group. Tom was the primary architect of our very successful efforts to gain market share in his most recent role as President of Consumer Magazines at Meredith.
An archive of today's discussion will be available later this afternoon on our investor website, and a transcript will follow. Let me remind you that our remarks today include forward-looking statements and that actual results may differ from forecasts. Some of the reasons why are described at the end of our press release issued earlier today and in some of our SEC filings. With that, Steve will begin the presentation.
Steve Lacy
Good morning everyone. I am pleased to report a strong first quarter and start to our fiscal 2011. Some highlights detailed in today's earnings release:

•	We increased earnings per share by 40 percent, total company revenues by 4 percent, and total advertising revenues by 7 percent.

•	We grew television spot advertising revenues 27 percent, including a record $12 million in net political advertising along with an 8 percent increase in non-political advertising.

•	We achieved higher rates for National Media Group magazine advertising pages, and advertising to our national websites increased more than 20 percent.

•	We generated strong revenue growth from businesses not dependent on advertising, including Meredith Integrated Marketing, up 7 percent, and Brand Licensing, where revenues increased 17 percent.

•	We reduced total company expenses 1 percent, while continuing to invest in emerging media platforms, including mobile and eTablets. Over a two-year period, our operating expenses are down 9 percent.

Stepping back for a moment to look at the current media and marketing environment, we are encouraged by the strengthening revenue picture across our businesses. We anticipated a strong television political advertising season, and it is meeting our expectations. Non-political television advertising continues to be strong as well, even with less available inventory.

On the national scene, magazine advertising for the remainder of Calendar 2010 is also strengthening, and we are very encouraged by the growing marketer demand on our digital platforms, including mobile.

Still, on a month-to-month and client-by-client basis, we continue to experience an advertising marketplace characterized by volatility and low visibility on both the national and local levels. It makes forecasting demand beyond the end of Calendar 2010 very difficult and, as a result, we do not have any solid reads yet on early Calendar 2011 advertising.

Our strategy to concurrently develop revenue sources not dependent on advertising continues to yield results, particularly custom marketing and brand licensing. Demand for Meredith Integrated Marketing's services is intensifying, no doubt a result of the combination of custom content development, CRM, digital and social capabilities we can now deliver. And we continue to be very pleased with the enthusiastic consumer response to our branded products at retail.

Finally, our connection to the consumer, which is the bedrock of our advertising and marketing activities, continues to strengthen as we add new platforms. Enhancing consumer relevance for our brands in a fragmented media landscape continues to be a top priority.

Now let's take a closer look at our two major business operations, beginning with our Local Media Group.

OPERATING DETAIL
LOCAL MEDIA GROUP
As I mentioned, fiscal 2011 first quarter operating profit increased significantly, due primarily to 27 percent growth in television spot advertising revenues. Political advertising was strong across the board, in part due to very competitive primary races in several of our markets, including:

•	Hartford and Kansas City - where there are open seats for governor and U.S. Senate;

•	Las Vegas - where incumbents are facing strong challenges;

•	And in Nashville - where there are open seats for governor and U.S. House.

In addition, we've also made special efforts to educate campaigns about our increased news presence - particularly at our Fox affiliates - and we've successfully increased our share of political dollars as a result.
Non-political advertising revenue increases were broad-based as eight of our Top 10 categories grew, including automotive, retail, media and professional services. Automotive advertising was up nearly 40 percent.
We continue to aggressively pursue innovative sales strategies to increase revenue in our local markets. This includes targeting advertisers that have traditionally been newspaper clients. Additionally, we've developed special advertising opportunities aimed at large national companies that are headquartered in our markets but have not advertised on local television.
Another factor in our success is our continued strong connection to the local consumer. During the most recent July ratings book:

•	Our CBS affiliate in Hartford continued its No. 1 position in all news day parts, as well as sign-on to sign-off.

•	Our NBC affiliate in Nashville was No. 2 in both late news and sign-on to sign-off, and also posted growth in morning news.

•	Our CBS affiliates in Atlanta and Phoenix, and Fox affiliates in Greenville and Las Vegas, all grew evening news viewers.

•	All newscasts at our CBS affiliate in Flint/Saginaw grew, as well.
Our daily Better syndicated television show increased its carriage to approximately 80 markets, now reaching nearly 60 percent of households across the U.S. In November, Better will launch on KCAL in Los Angeles, the nation's number 2 market. As a result, Better will be airing in four of the nation's five-largest markets.

NATIONAL MEDIA GROUP
Turning now to our National Media Group, advertising revenues were approximately even with the year-ago period - a little stronger than where we thought they'd finish - on higher net advertising revenue per magazine page. Remember, in Q1 we were cycling against our strongest quarter of industry out-performance in the year-ago period, when our advertising revenues outperformed the overall magazine industry by almost 30 percentage points, according to Publishers Information Bureau data.
Looking at our top magazine advertising categories, we saw increases in prescription drugs, retail, household supplies, and apparel. The toiletries and cosmetics, home, and food and beverage categories were weaker.
Online advertising revenues at our national digital properties surged 21 percent compared to the year-ago period, driven by growth in the pharmaceutical, consumer packaged goods and retail categories.
We continued to expand our 360-degree multi-platform marketing approach to the national marketplace in the first quarter of fiscal 2011. As examples:

•
We renewed our successful program with Church & Dwight, positioning Arm & Hammer products as the top choice for budget- and time-conscious families.  The “Well Spent” program brought together in-magazine elements, such as editorial tips that ran in Better Homes and Gardens, Parents and Family Circle, among others.  We also developed a sweepstakes program, and showcased three families in custom Arm & Hammer-branded videos. These videos were distributed online, via the Better show and the Meredith Broadband Syndication Network.

•
For Yoplait, we created a cross-platform campaign called “The Perfect Fit” to promote several of its weight management brands.  We developed content focused on readers who were working to manage their weight with Yoplait products.  The first story debuted in the October issues of Better Homes and Gardens, Family Circle and More. We also developed custom video content for Yoplait.com, and aired segments on the Better show and across the Meredith Broadband Syndication Network.

•
We continued to develop our capabilities and expertise in the beauty category for Eucerin through a campaign called “Skin First.”  This program, which helps consumers take better care of their skin, included social media platforms - such as Facebook, Twitter and blogs - as well as sponsorship of More's Reinvention Convention, and custom video content that aired on the Better show.

•
Finally, we're receiving strong reception to our new program for moms called The Motherboard, which we launched on an exclusive, year-long basis for Walmart. At the heart of the program is a private community of moms who are generating consumer insights used throughout the program. So far in just its first quarter of operation, 700,000 women have joined the Motherboard and are receiving weekly e-newsletters with Motherboard findings and Walmart messaging.

Turning to circulation, revenues declined 4 percent in the quarter as expected, due primarily to the strategic decision in January 2010 to reposition our Special Interest Media (SIM) business. However, SIM profit increased significantly in the quarter as a result of this well-executed repositioning.
We continue to pursue initiatives to increase online subscriptions and migrate other consumer circulation transactions online. During the quarter, we launched enhanced customer service websites for many of our major magazine brands. These sites are designed to simplify the online subscription renewal and billing process, as well as increase opportunities to cross-sell our products.
We continue to enhance the very strong and growing connection our brands have with consumers. Specifically:

•	Readership for our measured magazines is up 3 percent from the year-ago period, and currently stands at 113 million, according to the most recent data from Mediamark Research and Intelligence.

•	We attracted 16 million monthly online unique visitors and 200 million page views to our National Media Group websites in the quarter.

•
Sales of our branded retail products continued to grow, thanks largely to the ongoing success of the Better Homes and Gardens line of products at Walmart stores across the country. Today that program includes approximately 2,500 SKUs, up from 1,500 in the year-ago period. Earlier this month, we launched a line of branded top-quality cookware products and small appliances at Walmart stores across the country.

•
Our real estate franchise partner, Realogy, signed its largest franchisee to date. The addition of California-based Mason-McDuffie - one of the nation's Top 20 real estate brokerages - brings the Better Homes and Gardens Real Estate network to approximately 7,000 sales professionals in 180 offices across 20 states.

•	We recently signed agreements to launch local versions of our magazine and online brands in several countries, including India and Russia.

•
Finally, consumer demand is growing strongly for the mobile-related sites we launched in the fourth quarter of fiscal 2010 for Better Homes and Gardens, Parents and Fitness. Monthly unique visits and page views to these sites from mobile devices combined averaged approximately 1 million and 6 million, respectively, in the first quarter of operation.

Meredith Integrated Marketing revenues rose 7 percent in the first quarter of fiscal 2011. Growth was driven by a cross-platform approach incorporating content development, CRM, digital and social capabilities. Examples include:

•
A new assignment from Lowe's to publish the home improvement retailer's Creative Ideas custom magazine program, as well an expanded role associated with Lowe's Creative Ideas consumer website.  The new work builds off of a longer-term marketing relationship that Meredith has had with Lowe's providing content for inspirational home improvement projects.

•
We also won additional work for SunTrust Bank, providing editorial content to populate its website, which was initially redesigned by Genex, one of our digital agencies.  Our SunTrust relationship is a good example of a client that began as a digital-only account and has expanded to include our custom publishing capabilities as well.

•
Finally, we continued to expand our relationship with Chrysler Group that began in early Calendar 2010. We are directing its customer relationship management initiatives in both the United States and Canada.  The assignment covers the full vehicle ownership life-cycle, from welcome packages through off-lease marketing.  It crosses many of our marketing disciplines, including direct mail and e-mail marketing, along with social media.

Today, Meredith Integrated Marketing is attracting more opportunities than ever before as a result of our multi-platform integrated service offerings. Our revenue is well-balanced, too, as digital revenues account for approximately half of our Integrated Marketing revenue streams.
Now I will turn it over to Joe Ceryanec, our Chief Financial Officer, for a financial update and our outlook.

JOE CERYANEC
Thanks Steve.

•
As Steve mentioned, we grew revenues 4 percent and earnings per share 40 percent in the first quarter. While the macro environment has improved from a year ago, another key factor contributing to our earnings growth is - and has consistently been - our ability to hold the line on operating expenses. They were down 1 percent from the prior year, and down 9 percent on a two-year basis.

•	We generated $27 million in cash flow from operations and reduced our debt by 5 percent to $285 million, resulting in a debt-to-EBITDA ratio of 1.1 times at Sept. 30, 2010.

•
During the quarter, we also invested approximately $25 million in acquisitions, which included our purchase of mobile marketing specialists The Hyperfactory and the final contingent payment for social media agency New Media Strategies.

We continue to aggressively manage our cash and expenses and continue to be in a very good position to capitalize on opportunities as they arise.

OUTLOOK
Turning now to our outlook, we expect fiscal 2011 second quarter earnings per share to range from $0.75 to $0.80. Looking more closely at the second quarter of fiscal 2011 compared to the year-ago period:

•	We expect total advertising revenues to increase in the low double digits.

•
Local Media Group non-political advertising revenues are expected to increase in the low- to mid-single digit range. We expect net political advertising revenues to range from $15 million to $18 million. Depending on the strength of political advertising and its related impact on total advertising inventory, non-political advertising results may differ from our current expectations.

•	National Media Group advertising revenues are expected to increase in the low- to mid-single digits as well.

For the full year fiscal 2011, we expect earnings per share will range from $2.50 to $2.75. Looking more closely at full year fiscal 2011:

•	We continue to face a volatile advertising environment impacted by the continued economic uncertainty.

•	We expect high-single-digit increases in paper prices and modest increases in postal rates.

•	We expect investment spending of approximately $5-6 million related to the development of the eTablet platform.

CONCLUSION
To conclude our prepared remarks, we continue to experience a marketplace that is volatile on a month-to-month and client-by-client basis at both the national and local levels. We have a lot of work ahead of us to regain and surpass the performance we achieved prior to the recession. However, we made strong progress during the first quarter of fiscal 2011, and we are committed to building shareholder value over time.
Now we'd be happy to answer your questions.